                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant                        [X]
Filed by a Party other than the Registrant     [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Rogue Wave Software, Inc.
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               (Name of Registrant as Specified In Its Charter)


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           (Name of Person(s) Filing Proxy Statement In Its Charter

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.   Title of each class of securities to which transaction applies:

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2.   Aggregate number of securities to which transaction applies:

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3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4.   Proposed maximum aggregate value of transaction:

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5.   Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.   Amount Previously Paid:

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7.   Form, Schedule or Registration Statement No.:

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8.   Filing Party:

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9.   Date Filed:

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

                           ROGUE WAVE SOFTWARE, INC.
                            5500 FLATIRON PARKWAY
                            BOULDER, COLORADO 80301

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JANUARY 25, 2000

TO THE STOCKHOLDERS OF ROGUE WAVE SOFTWARE, INC.:

     Notice Is Hereby Given that the Annual Meeting of Stockholders of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, January 25, 2000 at 8:00 a.m. local time at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado, 80301 for the following purpose:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To approve the Company's Employee Stock Purchase Plan, as amended and restated, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares and to provide for future automatic increases in the number of shares of Common Stock authorized for issuance under such plan.

3. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending September 30, 2000.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on November 30, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.



                              By Order of the Board of Directors


                              /s/ Robert M. Holburn
                              Robert M. Holburn, Jr.
                              Secretary



Boulder, Colorado
December 10, 1999

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           ROGUE WAVE SOFTWARE, INC.
                            5500 FLATIRON PARKWAY
                            BOULDER, COLORADO 80301

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 25, 2000

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Rogue Wave Software, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, January 25, 2000 at 8:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, located at 5500 Flatiron Parkway, Boulder, Colorado, 80301. The Company intends to mail this proxy statement and accompanying proxy card on or about December 10, 1999, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, ChaseMellon Shareholder Services. No additional compensation will be paid to directors, officers or other regular employees for such services, but ChaseMellon Shareholder Services will be paid its customary fee, estimated to be about $12,500, if it renders solicitation services.

Voting Rights And Outstanding Shares

     Only holders of record of Common Stock at the close of business on November 30, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on November 30, 1999 the Company had outstanding and entitled to vote 10,163,673 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5500 Flatiron Parkway, Boulder, Colorado, 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission is August 11, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is November 26, 2000, however, unless a stockholder notifies the Company of such matter prior to October 26, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. Stockholders are also advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  Proposal 1

                             Election Of Directors

     The Company's Restated Certificate of Incorporation and Bylaws provide that the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. Each director shall be elected at each annual meeting of stockholders for a term of one year. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of five members. Each of the nominees for election is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the next Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees

     The name of the nominees and certain biographical information about them are set forth below:

          Name                  Age                    Position
-----------------------------  -----     -------------------------------------
Thomas Keffer, Ph.D./(1)/       47       Chairman of the Board

Bruce T. Coleman                60       Chief Executive Officer and Director

Thomas M. Atwood/(2)/           51       Director

Louis C. Cole/(1)/              56       Director

Richard P. Magnuson/(2)/        43       Director

________________

/(1)/  Member of the Compensation Committee
/(2)/  Member of the Audit Committee

     Set forth below is biographical information for each person nominated.

Thomas Keffer, Ph.D.

     Dr. Keffer, Chairman of the Board of Directors, has been with the Company since its inception in 1989. Dr. Keffer was a founder of the Company and served as its President and Chief Executive Officer until October 22, 1998. Prior to 1989, Dr. Keffer was an Assistant Professor of Oceanography at the University of Washington. Dr. Keffer received his Ph.D. in Physical Oceanography from Oregon State University and his B.A. from Cornell University.

Bruce  T. Coleman

     Mr. Coleman has been a director of the Company since October 1999 and has served as the Company's Chief Executive Officer since October 4, 1999. Mr. Coleman also serves as the Chief Executive Officer of El Salto Advisors, a consulting firm that provides interim management to computer software and service companies since September 1991. In the years 1992 to 1999, Mr. Coleman served as interim CEO for Computer Network Technology Corporation, Fischer International, Image BSN Systems, Knowledge Systems Corporation, Resumix, Inc., Viewpoint Systems, NetPartners Inc. and Open Horizon, Inc. From 1988 to 1991, Mr. Coleman managed Information Science, Inc., a human resource software and service company. Mr. Coleman also serves as a director of Printronix, Inc., Websense, Inc., and Sirius Software, Inc. Mr. Coleman received his B.A. from Trinity College and his M.B.A. with High Distinction from Harvard Business School.

Thomas M. Atwood

     Mr. Atwood has been a director of the Company since October 1994. He is currently President/COO of an Internet professional services firm, site/X3. Prior to that he was EVP of e-Motion, a software company that was sold in early 1999 to Cinebase Software. Mr. Atwood was Chief Executive Officer of Cinebase Software, a software company, until June 1997. Prior to that, he founded Object Design, a software company, in 1988 and served as its Chairman through December 1995.

Louis C. Cole

     Mr. Cole has been a director of the Company since July 1997. Mr. Cole is currently the President, Chief Executive Officer and Chairman of the Board of Legato Systems, Inc., a network storage management software company. Prior to that, from March 1987 until July 1988, Mr. Cole served as Executive Vice President of Novell, Inc., a manufacturer of computer networking equipment and software. Mr. Cole also serves as a director of NetIQ Corporation, an eBusiness infrastructure management software company.

Richard P. Magnuson

     Mr. Magnuson has been a director of the Company since November 1995. Mr. Magnuson served as a general partner of Menlo Ventures, a venture capital firm, from 1984 until December 1995. Mr. Magnuson also serves as a director of California Water Service Group, a water utility, and several privately held companies.

Board Committees And Meetings

     During the fiscal year ended September 30, 1999 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee has primary responsibility to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) recommending the independent auditors for the Company, (2) reviewing the scope of the audit to be conducted by them, (3) meeting with the independent auditors concerning the results of their audit, and (4) overseeing the scope and accuracy of the Company's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for the Company. The Audit Committee is currently composed of two non-employee directors, Mr. Atwood and Mr. Magnuson. During the fiscal year ending September 30, 1999, the Audit Committee conducted one meeting.

     The Compensation Committee is responsible for continually reviewing the Company's compensation and benefit programs and making recommendations regarding these programs to the Board of Directors from time to time. The Committee consists of Dr. Keffer and Mr. Cole. The Compensation Committee conducted one meeting during the fiscal year ended September 30, 1999.

     During the fiscal year ended September 30, 1999, each director, except Mr. Cole attended at least 75% of the aggregated of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  Proposal 2

       Approval Of Employee Stock Purchase Plan, As Amended And Restated

     In October 1999, the Board amended the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Purchase Plan from a total of 450,000 shares to a total of 650,000 shares, subject to automatic increase as of each January 1 beginning with January 1, 2001, and continuing through and including January 1, 2009, by the lesser of (i) 3% of the total number of shares of Common Stock outstanding on such date, or (ii) 300,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

     During the last fiscal year, shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Michael Ernst 356 shares ($6.72), Michael Foreman 2,087 shares ($9.15), Robert Holburn, Jr. 237 shares ($10.15), all current executive officers as a group 2,680 shares ($8.91), and all employees (excluding executive officers) as a group 84,477 shares ($6.77).

     As of September 30, 1999 an aggregate of 218,970 shares of the Company's Common Stock had been granted under the Purchase Plan. Only 231,030 shares of Common Stock remained available for future grant under the Purchase Plan.

     Stockholders are requested in this Proposal 2 to approve the amendment to the Purchase Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 2.

     The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

     The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Substantially all of the Company's approximately 346 employees are eligible to participate in the Purchase Plan.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

Administration

     The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.

     The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan. As used herein with respect to the Purchase Plan, the "Board" refers to any committee the Board appoints and to the Board.

Offerings

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. The length of each offering is determined by the Board, not to exceed 27 months. During the offering, the Board determines one or more purchase date(s) on which eligible employees may exercise the rights granted under the Purchase Plan to purchase the Common Stock.

Eligibility

     Unless otherwise specifically provided in any particular offering, any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering, provided such employee has been continuously employed by the Company or the designated affiliate for such period as the Board may require, not exceeding two years, preceding the first day of the offering. The Board may provide in any offering that officers of the Company who are "highly compensated" as defined in the Code are not eligible to be granted rights under the Purchase Plan.

     Notwithstanding the foregoing, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year.

Participation In The Plan

     Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' "earnings" (determined by the board in each offering) during the offering.

Purchase Price

     The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the purchase date.

Payment Of Purchase Price; Payroll Deductions

     The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may increase or begin such payroll deductions after the beginning of the offering only as provided for in the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may make additional payments into such account only if specifically provided for in the offering and only if the participant has not reached the maximum amount permitted to be deposited to such account.

Purchase Of Stock

     By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of

Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on each purchase date at the applicable price. See "Withdrawal" below.

Withdrawal

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time, subject to any specific limitations in the offering.

     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

Termination Of Employment

     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions On Transfer

     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Duration, Amendment And Termination

     The Board may suspend or terminate the Purchase Plan at any time.

     The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan (to the extent such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under the Code), or (iii) modify any other provision of the Purchase Plan if such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under the Code.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

Effect Of Certain Corporate Events

     In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan, substitute similar rights, or allow such rights to continue in full force and effect, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

Stock Subject To Purchase Plan

     Subject to this Proposal, an aggregate of 650,000 shares of Common Stock is reserved for issuance under the Purchase Plan, subject to automatic increase as of each January 1, beginning with January 1, 2001, and continuing through and including January 1, 2009, by the lesser of (i) 3% of the total number of shares of Common Stock outstanding on such date, or (ii) 300,000 shares. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

Federal Income Tax Information

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

     If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                  Proposal 3

               Ratification Of Selection Of Independent Auditors

     The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending September 30, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       The Board Of Directors Recommends
                         A Vote In Favor Of Proposal 3

                               Security Ownership Of
                      Certain Beneficial Owners And Management


     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on September 30, 1999; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                      Shares Beneficially Owned/(1)/
                                                               -------------------------------------------
Principal Stockholders, Directors and Executive Officers         Number of Shares       Percent of Total
-----------------------------------------------------------    --------------------   --------------------
Thomas Keffer..............................................          1,317,260               13.0%

Michael Scally/(2)/........................................            271,338                2.6%

Bruce T. Coleman/(3)/......................................             12,786                   *

Robert M. Holburn, Jr./(4)/................................            126,752                1.2%

Michael M. Foreman/(5)/....................................             44,205                   *

Michael Ernst/(6)/.........................................             40,330                   *

Peter J. Weyman/(7)/.......................................             19,166                   *

Thomas M. Atwood/(8)/......................................             30,333                   *

Richard P. Magnuson/(9)/...................................             33,666                   *

Louis C. Cole/(10)/........................................             13,089                   *

All executive officers  and directors
     as a group (10 persons)/(11)/.........................          1,908,925               17.9%

______________________

* Less than one percent.

/(1)/ This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G (if any) filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 10,116,929 shares outstanding on September 30, 1999, adjusted as required by rules promulgated by the SEC.

/(2)/ Includes 271,338 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(3)/ Includes 12,786 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(4)/ Includes 95,897 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(5)/ Includes 37,233 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(6)/ Includes 39,060 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(7)/ Includes 19,166 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(8)/ Includes 30,333 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(9)/ Represents 16,666 shares held by Richard P. and Amy C. Magnuson, Trustees of the Magnuson Revocable Trust dated 1/14/94 and 17,000 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(10)/ Includes 13,089 shares issuable pursuant to options exercisable within 60 days of September 30, 1999.

/(11)/ Includes 1,373,023 shares of Common Stock, 535,902 shares subject to options exercisable within 60 days of September 30, 1999 held by directors and executive officers of the Company and entities affiliated with such persons. See Notes 2 through 10 above.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                           Executive Compensation

Compensation of Directors

The Company's non-employee directors will receive $1,500 for each Directors meeting attended in addition to being reimbursed for certain expenses in connection with their attendance at Board and committee meetings. In November 1996, Messrs. Atwood and Magnuson were each granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.00 per share. In July 1997, Mr. Cole was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $12.50 per share. Each such grant was made pursuant to the 1996 Equity Incentive Plan (or its predecessor). On the date of each annual meeting of the Stockholders of the Company commencing after September 30, 1997, each non-employee director who has continuously served as a non-employee director since the last annual meeting will be granted an option to purchase 3,500 shares of Common Stock, and each other person who is then a non-employee director will be granted an option to purchase a prorated number of shares of Common Stock based on the number of days such person has continuously served as a non-employee director since the last annual meeting. These options will be fully vested when granted.

Compensation of Executive Officers

                        Summary of Compensation

The following table shows for the fiscal year ended September 30, 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its other four most highly compensated executive officers at September 30, 1999 and its former Chief Executive Officer (the "Named Executive Officers"):

                        Summary Compensation Table


                                                                                 Long-Term
                                                   Annual Compensation          Compensation
                                              -----------------------------    --------------
                                                                                 Securities       All Other
                                       Fiscal                                    Underlying      Compensation
Name and Principal Position             Year        Salary ($)    Bonus ($)       Options(#)       ($) (1)
---------------------------           -------     ------------  -----------    --------------    ------------
Bruce T. Coleman (2)
Chief Executive Officer                1999       $       0     $       0               0        $   14,000

Michael Scally                         1999       $ 250,071     $  50,000          75,000        $  326,462/(3)/
Former President and Chief Executive   1998       $ 210,000     $  35,000         100,000        $   43,500/(3)/
Officer                                1997       $ 182,296     $  25,000         100,000        $   65,803/(3)/

Peter J. Weyman                        1999       $  87,500     $ 250,000/(4)/    115,000        $    6,400
Vice President and Division Manager

Michael M. Foreman                     1999       $ 153,333     $  74,125           5,000        $   12,101
Vice President, North American Sales   1998       $  96,500     $ 118,038          45,000        $    7,348
                                       1997       $  86,000     $  84,576          10,000        $    8,338

Robert M. Holburn, Jr.                 1999       $ 170,000     $  40,000          20,000        $    7,512
Vice President, Chief Financial        1998       $ 150,000     $  35,000          80,000        $   50,100/(5)/
Officer and Secretary                  1997       $ 118,336     $  25,000          20,000        $    5,926

Michael Ernst                          1999       $ 150,000     $  50,000          25,000        $    9,485
Vice President, Professional Services  1998       $ 130,000     $  42,749               0        $    5,718
and Support                            1997       $  45,000/(6)/$  16,820          50,000        $    3,625

(1) Consists of amounts received pursuant to the Company's Profit Sharing Plan, 401(k) Company Matching Funds, and employee stock purchase plan proceeds, as applicable.

(2) Mr. Coleman joined the Company as its Chief Executive Officer on October 4, 1999, and was paid consulting fees of $14,000 during September 1999.

(3) Includes severance compensation of $165,000, loan forgiveness of $150,000 and $1,000 for equipment transferred upon Mr. Scally's termination as President and Chief Executive Officer. Includes relocation compensation of $36,600 for 1998 and $54,643 for 1997.

(4) Mr. Weyman joined the Company in March 1999 as Vice President, Division Manager, and was paid a signing bonus of $185,000 of which 67% of such bonus is subject to repayment in the event that he voluntarily terminates his employment with Rogue Wave or is terminated for cause prior to September 30, 2000.

(5) Includes relocation compensation of $41,000.

(6) Michael Ernst joined the Company in April 1997 as Vice President Professional Services and was paid an annual salary of $117,000.

Stock Option Grants and Exercises

     The Company has granted incentive stock options to its executive officers under the 1996 Equity Incentive Plan.

     The following tables show for the fiscal year ended September 30, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers"):


                     Option Grants In Last Fiscal Year

                                                  Individual Grants
                                 -----------------------------------------------
                                 Number of             % of Total                                      Potential Realized Value at
                                 Securities             Options                                          Assumed Annual Rates of
                                 Underlying            Granted to        Exercise or                  Stock Price Appreciation for
                                  Options            Employees in           Base                           Option  Term($)/(4)/
                                                                                                     ____________________________
                                  Granted                Fiscal             Price       Expiration
Name                             (#) /(1)/             Year /(2)/        ($/Sh)/(3)/       Date           5%              10%
--------------------          ---------------       ---------------     ------------   -----------   ------------    -------------
Mr. Coleman                                  0               0%               N/A            N/A               -                  -

Mr. Scally                              75,000             6.6%         $   5.125     10/13/2008      $  214,713        $   612,595

Mr. Weyman                             115,000            10.1%         $   7.875     03/01/2009      $  569,543        $ 1,443,333

Mr. Foreman                              5,000             0.4%         $   5.125     10/13/2008      $   16,115        $    40,840

Mr. Holburn                             20,000             1.8%         $   5.125     10/13/2008      $   64,462        $   163,359

Mr. Ernst                               25,000             2.2%         $   5.125     10/13/2008      $   80,577        $   204,198

(1) Options shown were granted under the Company's 1996 Equity Incentive Plan. Options have a maximum term of 10 years measured from the date of grant, subject to earlier termination upon the optionee's cessation of service with the Company. One hundred percent (100%) of any unvested options become immediately exercisable if there is a change in control.

(2) Based on options to purchase 1,137,875 shares granted to employees in fiscal year 1999, including grants to the Named Executive Officers.

(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant, based on the closing sales price as reported on the Nasdaq National Market.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock.

Aggregated Option Exercises in Last Fiscal Year, and September 30, 1999 Option
                                    Values

                                                   Number of Securities         Value of
                                                       Underlying          Unexercised In-the-
                                                   Unexercised Options      Money Options at
                                                      at FY-End (#)            FY-End ($)
                 Shares Acquired       Value          Exercisable/            Exercisable/
Name             on Exercise (#)   Realized($)(1)     Unexercisable        Unexercisable(2)
-------------    ---------------   --------------  --------------------   -------------------
Mr. Coleman             0               N/A                N/A                   N/A

Mr. Scally              0               N/A         266,034 / 183,962      $15,038 / $50,587

Mr. Weyman              0               N/A          14,374 / 100,626      $     0 / $     0

Mr. Foreman             0               N/A          34,420 / 37,834       $37,263 / $ 6,515

Mr. Holburn             0               N/A          90,203 / 73,128       $96,708 / $13,491

Mr. Ernst               0               N/A          35,936 / 39,064       $ 5,012 / $16,863

_____________

(1) Based on the fair market value per share of the Common Stock (the closing sales price reported by the Nasdaq National Market) at date of exercise, less the exercise price.

(2) Based on the fair market value of the Common Stock ($6.00) as of September 30, 1999 as reported on the Nasdaq National Market, less the exercise price, multiplied by the number of shares underlying the option.

        Report of The Compensation Committee of The Board of Directors
                           on Executive Compensation

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee consists of Thomas Keffer and Louis C. Cole.

Compensation Philosophy

     The Company's executive compensation program is based on the following four objectives: (i) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (iii) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

     The components of the Company's compensation program for its executive officers include (i) base salary, (ii) performance-based cash bonuses, and (iii) incentive compensation in the form of stock options.

     Base Salary. Base salary levels for the Company's executive officers are determined, in part, through comparisons with companies in the software industry, other companies with which the Company competes for personnel, and general geographic market conditions. Additionally, the Committee evaluates individual experience and performance and the overall performance of the Company. The Committee reviews each executive's salary on an annual basis and may increase each executive's salary based on (i) the individual's increased contribution to the Company over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

     Annual Cash Bonuses. The Compensation Committee recommends the payment of bonuses from time-to-time to the Company's employees, including its executive officers, to provide an incentive to these persons to be productive over the course of each fiscal year. These bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives relating to revenue and net income. The size of the cash bonus to each executive officer is based on the individual executive's performance during the preceding year as well as that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

     Equity Incentive Plan. The Company believes that a key component to the compensation of its executive officers should be through stock options. Stock options utilized by the Company for this purpose have been designed to provide an incentive to these employees by allowing them to directly participate in any increase in the long-term value of the Company. This incentive is intended to reward, motivate and retain the services of executive employees. The Company has historically rewarded its executive employees through the grant of Incentive Stock Options and Nonstatutory Stock Options.

     Incentive Stock Options and Nonstatutory Stock Options are allocated to both executive and non-executive employees on an annual basis by either the Compensation Committee or the Board of Directors. The Company's 1996 Equity Incentive Plan (the "1996 Plan") provides for the grant of up to 3,500,000 shares of the Company's Common Stock (assuming stockholder approval of the recent increase), of which as of September 30, 1999, 1,113,972 shares have been issued upon the exercise of options, options to purchase 1,549,136 shares were outstanding and 836,892 shares remained available for future grant. Stock options are typically granted with exercise prices equal to the prevailing market value of the Company's common stock on the date of grant, have 10-year terms and are subject to vesting periods established from time to time by the Committee.

     The Compensation Committee employs no particular set of mechanical criteria in awarding stock options. Rather, it evaluates a series of factors including:
(i) the overall performance of the Company for the fiscal year in question; (ii) the performance of the individual in question; (iii) the anticipated contribution by the individual to the Company on an overall basis; (iv) the historical level of compensation of the individual; (v) the level of compensation of similarly situated executives in the Company's industry; and (vi) that level of combination of cash compensation and stock options that would be required from a competitive point of view to retain the services of a valued executive officer.

CEO Compensation

     Mr. Scally's base salary has been adjusted from time-to-time in accordance with the criteria for the determination of executive officer compensation as described above in the section captioned "Base Salary." In setting the compensation for Mr. Scally for fiscal year 1999, the Company sought to retain a key executive officer with a competitive salary. Mr. Scally takes no part in discussions relating to his own compensation.

                                             By the Compensation Committee

                                             Thomas Keffer
                                             Louis C. Cole

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Company's compensation committee consists of Messrs. Keffer and Cole. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph and table show the total stockholder return of an investment of $100 in cash on November 22, 1996 (the date of the Company's initial public offering) for the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index and (iii) the Hambrecht & Quist High Technology Index, an index based on companies in a group of public companies in the high technology industry. All values assume reinvestment of the full amount of all dividends and are calculated as of September 30, 1999:



Rogue Wave Software
Proxy Performance Graph Calculation

              Base
              Period
              ---------------------------------------------------------------------------------------------
              11/22/96    12/31/96     3/31/97    6/30/97   9/30/97  12/31/97   3/31/98   6/30/98   9/30/98
              ---------------------------------------------------------------------------------------------
RWAV               100         131          76        104       115        92       126        66        60
NASDAQ             100         102          96        114       133       125       146       150       135
H&Q Tech           100          97          93        112       135       114       138       141       127

              ---------------------------------------------------------------------------------------------
              11/21/96    12/31/96     3/31/97    6/30/97   9/30/97  12/31/97   3/31/98   6/30/98   9/30/98
              ---------------------------------------------------------------------------------------------
RWAV          $ 12,000    $ 15.750    $  9,125  $  12.500 $  13.750 $  11.063 $  15.063 $   7.875 $   7.250
NASDAQ         418.494     425.246     402.187    475.862   556.394   521.061   609.811   626.563   565.803
H&Q Tech      1,068.70    1,040.00      991,30   1,193.17  1,446.03  1,219.28  1,476.33  1,511.43  1,343.55

             --------------------------------------------------------
                  12/31/98     3/31/99     6/30/99      9/30/99
             --------------------------------------------------------
RWAV                73            67         76              50
NASDAQ             175           196        215             220
H&Q Tech           177           193        229             249

             --------------------------------------------------------
RWAV         $   8.750     $   8.000  $   9.125       $   6.000
NASDAQ         734.269        821345    898,642          919.26
H&Q Tech      1,895.52      2,085.47   2,446.24        2,587.88
          -----------------------------------------------------------

____________________________________

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             CERTAIN TRANSACTIONS

     In March 1999, the Company acquired all of the assets of NobleNet, Inc. ("NobleNet") in exchange for cash for all outstanding shares of NobleNet stock. In connection with the NobleNet acquisition, Peter J. Weyman became an officer of the Company.

     In August 1999, the Company entered into a Separation and Release Agreement with Michael Scally pursuant to which the Company paid Mr. Scally $125,000 in severance and further agreed to forgive the home loan in the amount of $150,000 between the Company and Mr. Scally pursuant to a Loan Agreement, dated January 1998.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been otherwise obtained from unaffiliated third parties.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                        By Order of the Board of Directors


                                        /s/ Robert M. Holburn
                                        Robert M. Holburn, Jr.
                                        Secretary


December 10, 1999

     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1999 is available without charge upon written request to: Corporate Secretary, Rogue Wave Software, Inc., 5500 Flatiron Parkway, Boulder, Colorado 80301.

                           ROGUE WAVE SOFTWARE, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 25, 2000

     The undersigned hereby appoints Thomas Keffer and Robert M. Holburn, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Rogue Wave Software, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Rogue Wave Software, Inc. to be held at 5500 Flatiron Parkway, Boulder, Colorado 80301 on Tuesday, January 25, 2000 at 8:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:    To elect directors to hold office for the ensuing year and until their successors are elected.

     [_]     FOR all nominees listed below        [_]     WITHHOLD AUTHORITY to
             (except as marked to the contrary            vote for all nominees
             below).                                      listed below.

Nominees:      Thomas Keffer, Ph.D., Thomas M. Atwood, Louis C. Cole, Bruce T.
               Coleman and Richard P. Magnuson

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:

________________________________________________________________________________
________________________________________________________________________________

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:    To approve an amendment and restatement of the Company's Employee
               Stock Purchase Plan as described in the Proxy Statement, including an increase in the aggregate number of shares of Common
               Stock authorized for issuance thereunder from 450,000 shares to 650,000 shares and to provide for future automatic increases in the number of shares of Common Stock authorized for issuance under such plan.

     [_]       FOR            [_]    AGAINST              [_]    ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3:    To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending September 30, 2000.

      [_]      FOR            [_]    AGAINST              [_]    ABSTAIN


DATED______________                  ___________________________________________


                                     ___________________________________________
                                                 SIGNATURE(S)

                                     Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.